Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "EMERALD HEALTH BIOCEUTICALS INC.", FILED IN THIS  OFFICE  ON  THE  TENTH  DAY  OF JULY, A. D. 2017, AT 7:31 O'CLOCK P.M.

5718994 8100
SR# 20186947519
You may verify this certificate online at corp.delaware.gov/authver.shtml
Authentication: 203568035
Date: 10-08-18

State of Delaware Secretary of State Division of Corporations
Delivered 07:31PM 07/10/2017
FILED 07:31 PM 07/10/2017
SR 20175161756 - File Number 57189

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
EMERALD HEALTH BIOCEUTICALS INC.

Emerald Health Bioceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Emerald Health Bioceuticals Inc. The Corporation was originally incorporated under the name of Emerald Health Sciences Inc.

SECOND: That the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 2015. A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 19, 2015. A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 22, 2017.

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, and that said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and that said amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.

FOURTH: That the text of the Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this July 10, 2017.

EMERALD HEALTH.BIOCEUTICALS INC.

      By:
        Dr. Avtar Dhillon, President

sd-697681

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
EMERALD HEALTH BIOCEUTICALS INC.

1.	The name of the corporation is Emerald Health Bioceuticals Inc. (the "Corporation").

2.
 The address of the Corporation's registered office in the State of Delaware is 850 New Burton Road, #201, in the City of Dover, 19904, County of Kent. The name of its registered agent at such address is Cogency Global Inc.

3.
 The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of all classes of stock that the Corporation is authorized to issue is Twenty Million (20,000,000) shares of Common Stock with a par value of $0.01 per share.

5.	The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

6.	Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

7.
 Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made,be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

8.
 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.
 To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This paragraph 9 does not affect the availability of equitable remedies for breach of fiduciary duties. No amendment to, or modification or repeal of, this paragraph 9 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.